Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.
Registration Statement (Form S-8 No. 333-38100) pertaining to the Ennis, Inc. 401(k) Plan,
2.
Registration Statement (Form S-8 No. 333-44624) pertaining to the Ennis, Inc. 401(k) Plan,
3.
Registration Statement (Form S-8 No. 333-175261) pertaining to the Long-Term Incentive Plan of Ennis, Inc., and
4.
Registration Statement (Form S-8 No. 333-260034) pertaining to the Long-Term Incentive Plan of Ennis, Inc.;

of our reports dated May 8, 2026, with respect to the Consolidated Financial Statements of Ennis, Inc. as of February 28, 2026 and February 28, 2025 and the three fiscal years then ended and the effectiveness of internal control over financial reporting of Ennis, Inc. as of February 28, 2026 included in this Annual Report (Form 10-K) of Ennis, Inc. for the year ended February 28, 2026.

/s/ CohnReznick LLP

Frisco, Texas

May 8, 2026